UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13D

                    Under the Securities Exchange Act of 1934
                              (Amendment No. 4)(1)

                      NETWORK - 1 SECURITY SOLUTIONS, INC.
                                (Name of Issuer)

                     Common Stock, $0.01 Par Value Per Share
                         (Title of Class of Securities)

                                    64121N109
                                 (CUSIP Number)

                           Wheatley Partners II, L.P.
                               80 Cuttermill Road
                              Great Neck, NY 11021
                            Telephone: (516) 773-1024

                                 With a copy to:
                             Michael R. Reiner, Esq.
                     Morrison Cohen Singer & Weinstein, LLP
                              750 Lexington Avenue
                               New York, NY 10022
                            Telephone: (212) 735-8600
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 October 2, 2003
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. |_|

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See 13d-7(b) for other parties to whom copies are to be sent.

                        (Continued on following page(s))

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

            The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------
CUSIP No. 64121N109                   13D
----------------------

--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Wheatley Partners II, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC, OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    1,383,337 shares                                       16.3%
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0 shares                                                  0%
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           1,383,337 shares                                       16.3%
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0 shares                                                  0%
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,383,337 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     16.3%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

*     SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------
CUSIP No. 64121N109                   13D
----------------------

--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Irwin Lieber
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF, OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    602,823 shares                                          6.8%
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        1,572,015 shares                                       18.1%
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           602,823 shares                                          6.8%
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    1,572,015 shares                                       18.1%
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,174,838 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     23.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

*     SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------
CUSIP No. 64121N109                   13D
----------------------

--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Barry Rubenstein
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF, OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    224,718 shares                                          2.6%
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        3,647,611 shares                                       34.8%
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           224,718 shares                                          2.6%
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    3,647,611 shares                                       34.8%
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,872,329 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     36.3%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

*     SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------
CUSIP No. 64121N109                   13D
----------------------

--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Barry Fingerhut
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF, OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    513,419 shares                                          5.8%
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        1,572,015 shares                                       18.1%
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           513,419 shares                                          5.8%
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    1,572,015 shares                                       18.1%
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,085,434 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     22.7%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

*     SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------
CUSIP No. 64121N109                   13D
----------------------

--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Seth Lieber
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF, OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    28,240 shares                                           0.3%
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        1,680,816 shares                                       19.1%
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           28,240 shares                                           0.3%
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    1,680,816 shares                                       19.1%
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,709,056 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     19.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

*     SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------
CUSIP No. 64121N109                   13D
----------------------

--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Jonathan Lieber
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF, OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    26,888 shares                                           0.3%
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        1,680,816 shares                                       19.1%
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           26,888 shares                                           0.3%
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    1,680,816 shares                                       19.1%
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,707,704 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     19.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

*     SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------
CUSIP No. 64121N109                   13D
----------------------

--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Woodland Venture Fund
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC, OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    880,543 shares                                          9.7%
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0 shares                                                  0%
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           880,543 shares                                          9.7%
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0 shares                                                  0%
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     880,543 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     9.7%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

*     SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------
CUSIP No. 64121N109                   13D
----------------------

--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Seneca Ventures
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC, OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    616,159 shares                                          7.0%
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0 shares                                                  0%
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           616,159 shares                                          7.0%
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0 shares                                                  0%
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     616,159 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

*     SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------
CUSIP No. 64121N109                   13D
----------------------

--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Marilyn Rubenstein
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF, OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    2,176 shares                                           0.03%
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        2,073,420 shares                                       20.5%
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           2,176 shares                                           0.03%
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    2,073,420 shares                                       20.5%
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,075,596 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     20.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

*     SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------
CUSIP No. 64121N109                   13D
----------------------

--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Woodland Services Corp.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0 shares                                                  0%
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        1,496,703 shares                                       16.6%
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0 shares                                                  0%
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    1,496,703 shares                                       16.6%
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,496,703 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     16.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------

*     SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------
CUSIP No. 64121N109                   13D
----------------------

--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Woodland Partners
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC, OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    340,869 shares                                          3.9%
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0 shares                                                  0%
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           340,869 shares                                          3.9%
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0 shares                                                  0%
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     340,869 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     3.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

*     SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------
CUSIP No. 64121N109                   13D
----------------------

--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Brookwood Partners, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC, OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    235,848 shares                                          2.8%
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0 shares                                                  0%
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           235,848 shares                                          2.8%
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0 shares                                                  0%
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     235,848 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.8%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

*     SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------
CUSIP No. 64121N109                   13D
----------------------

--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Applegreen Partners
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC, OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    108,801 shares                                          1.3%
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0 shares                                                  0%
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           108,801 shares                                          1.3%
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0 shares                                                  0%
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     108,801 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.3%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

*     SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------
CUSIP No. 64121N109                   13D
----------------------

--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Wheatley Partners, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC, OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    173,584 shares                                          2.0%
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        15,094 shares                                           0.2%
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           173,584 shares                                          2.0%
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    15,094 shares                                           0.2%
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     188,678 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

*     SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------
CUSIP No. 64121N109                   13D
----------------------

--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Wheatley Foreign Partners, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC, OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    15,094 shares                                           0.2%
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        173,584 shares                                          2.0%
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           15,094 shares                                           0.2%
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    173,584 shares                                          2.0%
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     188,678 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

*     SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------
CUSIP No. 64121N109                   13D
----------------------

--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Wheatley Partners, LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0 shares                                                  0%
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        188,678 shares                                          2.2%
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0 shares                                                  0%
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    188,678 shares                                          2.2%
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     188,678 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------

*     SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------
CUSIP No. 64121N109                   13D
----------------------

      This statement, dated October 2, 2003, constitutes Amendment No. 4 to the
Schedule 13D, dated November 12, 1998, regarding the reporting persons' ownership of certain securities of Network-1 Security Solutions, Inc. All capitalized terms used herein and otherwise undefined shall have the meanings ascribed in the Schedule.

ITEM 5. Interests in Securities of the Issuer.

            Item 5 is hereby amended and restated as follows:

            (a) The following list sets forth the aggregate number and percentage (based on 8,314,458 shares of Common Stock outstanding as reported in the Issuer's Form 10-QSB for the quarter ended September 30, 2003) of outstanding shares of Common Stock owned beneficially by each reporting person named in Item 2, as of October 2, 2003:

                                           Shares of Common               Percentage of Shares
                                          Stock Beneficially                 of Common Stock
Name                                           Owned(2)                   Beneficially Owned(2)
----                                           --------                   ---------------------
Wheatley Partners II, L.P.         1,383,337                                      16.3%

Barry Rubenstein                   3,872,329(3,4,5,6,7,8,9,10,11,12)              36.3%

Irwin Lieber                       2,174,838(3,4,11,12,13)                        23.5%

Barry Fingerhut                    2,085,434(3,4,11,12,14)                        22.7%

Seth Lieber                        1,709,056(3,4,11,12,15,16)                     19.4%

Jonathan Lieber                    1,707,704(3,4,11,12,16,17)                     19.4%

Woodland Venture Fund                880,543(6)                                    9.7%

Seneca Ventures                      616,159(7)                                    7.0%

Marilyn Rubenstein                 2,075,596(4,6,7,8,9,10)                        20.5%

Woodland Services Corp.            1,496,703(4,6,7)                               16.6%

Woodland Partners                    340,869(8)                                    3.9%

Brookwood Partners, L.P.             235,848(10)                                   2.8%

Applegreen Partners                  108,801(16)                                   1.3%

Wheatley Partners, L.P.              188,678(4,11,12)                              2.2%

Wheatley Foreign Partners, L.P.      188,678(4,11,12)                              2.2%

Wheatley Partners, LLC               188,678(4,11,12)                              2.2%

----------

      (2) Includes shares of Common Stock issuable upon the exercise of the Advisory Option, the 1996 Advisory Option, the 1998 Directors Option, the June 1999 Directors Option, the October 1999 Directors Option, the December 1999 Directors Option, shares of Common Stock issuable upon the conversion of the Series D

----------------------
CUSIP No. 64121N109                   13D
----------------------

            Preferred Stock, shares of Common Stock issuable upon the exercise of the Series D Warrants and shares of Common Stock issuable upon the conversion of the Series E Preferred Stock.

      (3) Includes 1,194,659 shares of Common Stock owned by Wheatley Partners II, L.P and 188,678 shares of Common Stock issuable upon the conversion of the Series E Preferred Stock.

      (4) The reporting person disclaims beneficial ownership of these securities, except to the extent of his/her/its equity interest therein.

      (5) Includes 31,040 shares of Common Stock owned individually by Barry Rubenstein, 31,040 shares of Common Stock issuable upon the exercise of the Advisory Option, 18,624 shares of Common Stock issuable upon the exercise of the 1996 Advisory Option, 20,000 shares of Common Stock issuable upon the exercise of the 1998 Directors Option, 10,000 shares of Common Stock issuable upon the exercise of the June 1999 Directors Option, 7,500 shares of Common Stock issuable upon the exercise of the October 1999 Directors Option , 10,000 shares of Common Stock issuable upon the exercise of the December 1999 Directors Option, 840 shares issuable upon the conversion of the Series D Preferred Stock, 1,336 shares issuable upon the exercise of the Series D Warrants and 94,338 shares of Common Stock issuable upon the conversion of the Series E Preferred Stock.

      (6) Includes 151,628 shares of Common Stock owned by Woodland Venture, 117,550 shares of Common Stock issuable upon the conversion of the Series D Preferred Stock, 186,838 shares of Common Stock issuable upon the exercise of the Series D Warrants and 424,528 shares of Common Stock issuable upon the conversion of the Series E Preferred Stock.

      (7) Includes 133,780 shares of Common Stock owned by Seneca, 58,774 shares of Common Stock issuable upon the conversion of the Series D Preferred Stock, 93,417 shares of Common Stock issuable upon the exercise of the Series D Warrants and 330,188 shares of Common Stock issuable upon the conversion of the Series E Preferred Stock.

      (8) Includes 58,774 shares of Common Stock issuable upon the conversion of the Series D Preferred Stock, 93,417 shares of Common Stock issuable upon the exercise of the Series D Warrants owned by Woodland Partners and 188,678 shares of Common Stock issuable upon the conversion of the Series E Preferred Stock.

      (9) Includes 840 shares of Common Stock issuable upon the conversion of the Series D Preferred Stock and 1,336 shares of Common Stock issuable upon the exercise of the Series D Warrants owned by Marilyn Rubenstein.

      (10) Includes 235,848 shares of Common Stock issuable upon the conversion of the Series E Preferred Stock owned by Brookwood.

      (11) Includes 173,584 shares of Common Stock issuable upon the conversion of the Series E Preferred Stock owned by Wheatley Partners.

      (12) Includes 15,094 shares of Common Stock issuable upon the conversion of the Series E Preferred Stock owned by Wheatley Foreign.

      (13) Includes 23,280 shares of Common Stock owned individually by Irwin Lieber, 31,040 shares of Common Stock issuable upon the exercise of the Advisory Option, 18,624 shares of Common Stock issuable upon the exercise of the 1996 Advisory Option, 20,000 shares of Common Stock issuable upon the exercise of the 1998 Directors Option, 10,000 shares of Common Stock issuable upon exercise of the June 1999 Directors Option, 7,500 shares of Common Stock issuable upon the exercise of the October 1999 Directors Option, 10,000 shares of Common Stock issuable upon the exercise of the December 1999 Directors Option, 58,774 shares of Common Stock issuable upon the conversion of the Series D Preferred Stock, 93,417 shares of Common Stock issuable upon the exercise of the Series D Warrants and 330,188 shares of Common Stock issuable upon the conversion of the Series E Preferred Stock.

      (14) Includes 31,040 shares of Common Stock owned individually by Barry Fingerhut, 58,774 shares of Common Stock issuable upon the conversion of the Series D Preferred Stock, 93,417 shares of Common Stock issuable upon the exercise of the Series D Warrants and 330,188 shares of Common Stock issuable upon the conversion of the Series E Preferred Stock.

      (15) Includes 4,656 shares of Common Stock owned individually by Seth Lieber and 23,584 shares of Common Stock issuable upon the conversion of the Series E Preferred Stock.

----------------------
CUSIP No. 64121N109                   13D
----------------------

      (16) Includes 14,693 shares of Common Stock issuable upon the conversion of the Series D Preferred Stock, 23,354 shares of Common Stock issuable upon the exercise of the Series D Warrants owned by Applegreen Partners and 70,754 shares of Common Stock issuable upon the conversion of the Series E Preferred Stock.

      (17) Includes 3,104 shares of Common Stock owned individually by Jonathan Lieber and 23,584 shares of Common Stock issuable upon the conversion of the Series E Preferred Stock.

            (b) Wheatley Partners II has sole power to vote and to dispose of 1,383,337 shares of Common Stock (including 188,678 shares issuable upon the conversion of the Series E Preferred Stock), representing approximately 16.3% of the outstanding Common Stock.

            Barry Rubenstein, by virtue of being a general partner of Wheatley Partners II, Woodland Venture, Seneca, Woodland Partners and Brookwood, a member and officer of Wheatley Partners, LLC, and the husband of Marilyn Rubenstein, may be deemed to have shared power to vote and to dispose of 3,647,611 shares of Common Stock (including 235,938 shares issuable upon the conversion of the Series D Preferred Stock, 375,008 shares issuable upon the exercise of the Series D Warrants and 1,556,598 shares issuable upon the conversion of the Series E Preferred Stock), representing approximately 34.8% of the outstanding Common Stock. Barry Rubenstein has sole power to vote and to dispose of 224,718 shares of Common Stock (including shares issuable upon the exercise of the Advisory Option, the 1996 Advisory Option, the 1998 Directors Option, the June 1999 Directors Option, the October 1999 Directors Option the December 1999 Directors Option, 840 shares issuable upon the conversion of the Series D Preferred Stock, 1,336 shares issuable upon the exercise of the Series D Warrants and 94,338 shares issuable upon the conversion of the Series E Preferred Stock), representing approximately 2.6% of the outstanding Common Stock.

            Irwin Lieber, by virtue of being a general partner of Wheatley Partners II and a member and officer of Wheatley Partners, LLC, may be deemed to have shared power to vote and to dispose of 1,572,015 shares of Common Stock (including 377,356 shares issuable upon the conversion of the Series E Preferred Stock), representing approximately 18.1% of the outstanding Common Stock. Irwin Lieber has sole power to vote and to dispose of 602,823 shares of Common Stock (including shares issuable upon the exercise of the Advisory Option, the 1996 Advisory Option, the 1998 Directors Option, the June 1999 Directors Option, the October 1999 Directors Option, the December 1999 Directors Option, 58,774 shares issuable upon the conversion of the Series D Preferred Stock, 93,417 shares issuable upon the exercise of the Series D Warrants and 330,188 shares issuable upon the conversion of the Series E Preferred Stock), representing approximately 6.8% of the outstanding Common Stock.

            Barry Fingerhut, by virtue of being a general partner of Wheatley Partners II and a member and officer of Wheatley Partners, LLC, may be deemed to have shared power to vote and to dispose of 1,572,015 shares of Common Stock (including 377,356 shares issuable upon the conversion of the Series E Preferred Stock), representing approximately 18.1% of the outstanding Common Stock. Barry Fingerhut has sole power to vote and to dispose of 513,419 shares of Common Stock (including 58,774 shares issuable upon the conversion of the Series D Preferred Stock, 93,417 shares issuable upon the exercise of the Series D Warrants and 330,188 shares issuable upon the conversion of the Series E Preferred Stock), representing approximately 5.8% of the outstanding Common Stock.

            Seth Lieber, by virtue of being a general partner of Wheatley Partners II, L.P. and Applegreen, and a member and officer of Wheatley Partners, LLC, may be deemed to have shared power to vote and to dispose of 1,680,816 shares of Common Stock (including 14,693 shares issuable upon the conversion of the Series D Preferred Stock, 23,354 shares issuable upon the exercise of the Series D Warrants and 448,110 shares issuable upon the conversion of the Series E Preferred Stock), representing approximately 19.1% of the outstanding Common Stock. Seth Lieber has sole power to vote and to

----------------------
CUSIP No. 64121N109                   13D
----------------------

dispose of 28,240 shares of Common Stock (including 23,584 shares issuable upon the conversion of the Series E Preferred Stock), representing approximately 0.3% of the outstanding Common Stock.

            Jonathan Lieber, by virtue of being a general partner of Wheatley Partners II, L.P. and managing general partner of Applegreen, and a member and officer of Wheatley Partners, LLC, may be deemed to have shared power to vote and to dispose of 1,680,816 shares of Common Stock (including 14,693 shares issuable upon the conversion of the Series D Preferred Stock, 23,354 shares issuable upon the exercise of the Series D Warrants and 448,110 shares issuable upon the conversion of the Series E Preferred Stock), representing approximately 19.1% of the outstanding Common Stock. Jonathan Lieber has sole power to vote and to dispose of 26,888 shares of Common Stock (including 23,584 shares issuable upon the conversion of the Series E Preferred Stock), representing approximately 0.3% of the outstanding Common Stock.

            Woodland Venture has sole power to vote and to dispose of 880,543 shares of Common Stock (including 117,550 shares issuable upon the conversion of the Series D Preferred Stock, 186,838 shares issuable upon the exercise of the Series D Warrants and 424,528 shares issuable upon the conversion of the Series E Preferred Stock), representing approximately 9.7% of the outstanding Common Stock.

            Seneca has sole power to vote and to dispose of 616,159 shares of Common Stock (including 58,774 shares issuable upon the conversion of the Series D Preferred Stock, 93,417 shares issuable upon the exercise of the Series D Warrants and 330,188 shares issuable upon the conversion of the Series E Preferred Stock), representing approximately 7.0% of the outstanding Common Stock.

            Marilyn Rubenstein, has sole power to vote and to dispose of 2,176 shares of Common Stock (including of 840 shares issuable upon the conversion of the Series D Preferred Stock and 1,336 shares issuable upon the exercise of the Series D Warrants), representing approximately 0.03% of the outstanding Common Stock, and by virtue of being an officer of Services and a general partner of Woodland Partners and Brookwood, may be deemed to have shared power to vote and to dispose of 2,073,420 shares of Common Stock (including 235,098 shares issuable upon the conversion of the Series D Preferred Stock, 373,672 shares issuable upon the exercise of the Series D Warrants and 1,179,242 shares issuable upon the conversion of the Series E Preferred Stock), representing approximately 20.5% of the outstanding Common Stock.

            Services by virtue of being a general partner of the Fund and Seneca, may be deemed to have shared power to vote and to dispose of 1,496,703 shares of Common Stock (including 176,324 shares issuable upon the conversion of the Series D Preferred Stock, 280,255 shares issuable upon the exercise of the Series D Warrants and 754,716 shares issuable upon the conversion of the Series E Preferred Stock), representing approximately 16.6% of the outstanding Common Stock.

            Woodland Partners has sole power to vote and to dispose of 340,869 shares of Common Stock (including of 58,774 shares issuable upon the conversion of the Series D Preferred Stock, 93,417 shares issuable upon the exercise of the Series D Warrants and 188,678 shares issuable upon the conversion of the Series E Preferred Stock), representing approximately 3.9% of the outstanding Common Stock.

            Applegreen has sole power to vote and to dispose of 108,801 shares of Common Stock (including of 14,693 shares issuable upon the conversion of the Series D Preferred Stock, 23,354 shares issuable upon the exercise of the Series D Warrants and 70,754 shares issuable upon the conversion of the Series E Preferred Stock), representing approximately 1.3% of the outstanding Common Stock.

----------------------
CUSIP No. 64121N109                   13D
----------------------

            Brookwood has sole power to vote and to dispose of 235,848 shares of Common Stock (consisting of 235,848 shares issuable upon the conversion of the Series E Preferred Stock), representing approximately 2.8% of the outstanding Common Stock.

            Wheatley Partners has sole power to vote and to dispose of 173,584 shares of Common Stock (consisting of 173,584 shares issuable upon the conversion of the Series E Preferred Stock), representing approximately 2.0% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 15,094 shares of Common Stock (consisting of 15,094 shares issuable upon the conversion of the Series E Preferred Stock), representing approximately 0.2% of the outstanding Common Stock.

            Wheatley Foreign has sole power to vote and to dispose of 15,094 shares of Common Stock (consisting of 15,094 shares issuable upon the conversion of the Series E Preferred Stock), representing approximately 0.2% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 173,584 shares of Common Stock (consisting of 173,584 shares issuable upon the conversion of the Series E Preferred Stock), representing approximately 2.0% of the outstanding Common Stock.

            Wheatley Partners, LLC by virtue of being a general partner of the Wheatley Partners and Wheatley Foreign, may be deemed to have shared power to vote and to dispose of 188,678 shares of Common Stock (consisting of 188,678 shares issuable upon the conversion of the Series E Preferred Stock), representing approximately 2.2% of the outstanding Common Stock.

            (c) The only transactions in the securities of the Issuer within the sixty (60) days prior to October 2, 2003 by the reporting persons identified in
Item 2 of this Schedule 13D were the expiration of the Series E Warrants as set forth below:

                                                    Expiration of Series E
Name of Shareholder                   Date               Warrants(1)
-------------------                   ----               -----------
Wheatley Partners II, L.P.          10/02/03               188,678

Wheatley Partners, L.P.             10/02/03               173,584

Wheatley Foreign                    10/02/03                15,094
Partners, L.P.

Barry Rubenstein                    10/02/03                94,338

Irwin Lieber                        10/02/03               330,188

Barry Fingerhut                     10/02/03               330,188

Seth Lieber                         10/02/03                23,584

Jonathan Lieber                     10/02/03                23,584

Woodland Venture Fund               10/02/03               424,528

Seneca Ventures                     10/02/03               330,188

Woodland Partners                   10/02/03               188,678

----------------------
CUSIP No. 64121N109                   13D
----------------------

                                                    Expiration of Series E
Name of Shareholder                   Date               Warrants(1)
-------------------                   ----               -----------

Brookwood Partners, L.P.            10/02/03               235,848

Applegreen Partners                 10/02/03                70,754

----------

      (1) Each Series E Warrant was exercisable for one share of Common Stock, subject to adjustment, during the two year period ending October 2, 2003.

            (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

            (e) Not applicable.

                                    SIGNATURE

      After reasonable inquiry and to the best of his/her/its knowledge and belief, each of the undersigned hereby certifies that the information set forth in this Schedule is true, complete and correct.

Dated: January 12, 2004                 WHEATLEY PARTNERS II, L.P.

                                        By: /s/ Irwin Lieber
                                            ------------------------------------
                                            Irwin Lieber, General Partner


                                        SENECA VENTURES

                                        By: /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, General Partner


                                        WOODLAND VENTURE FUND

                                        By: /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, General Partner


                                        WOODLAND SERVICES CORP.

                                        By: /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, President

                                        /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein

                                        /s/ Irwin Lieber
                                        ----------------------------------------
                                        Irwin Lieber

                                        /s/ Barry Fingerhut
                                        ----------------------------------------
                                        Barry Fingerhut

                                        /s/ Marilyn Rubenstein
                                        ----------------------------------------
                                        Marilyn Rubenstein

                                        /s/ Seth Lieber
                                        ----------------------------------------
                                        Seth Lieber

                                        /s/ Jonathan Lieber
                                        ----------------------------------------
                                        Jonathan Lieber


                                        WOODLAND PARTNERS

                                        By: /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, General Partner


                                        APPLEGREEN PARTNERS

                                        By: /s/ Jonathan Lieber
                                            ------------------------------------
                                            Jonathan Lieber, General Partner

                                        BROOKWOOD PARTNERS, L.P.

                                        By: /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, General Partner


                                        WHEATLEY PARTNERS, L.P.
                                            By: Wheatley Partners, LLC,
                                                General Partner

                                        By: /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, CEO


                                        WHEATLEY FOREIGN PARTNERS, L.P.
                                            By: Wheatley Partners, LLC,
                                                General Partner

                                        By: /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, CEO


                                        WHEATLEY PARTNERS, LLC

                                        By: /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, CEO

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).